EXHIBIT 99.1


On August 7, 1997, the Registrant issued the following press release:


"Contact:                                                  FOR IMMEDIATE RELEASE
D. Scott Singdahlsen, President                                   AUGUST 7, 1997


            Mar Ventures Raises $1.5 Million Net in Private Placement Company Focuses on U.S. Oil and Gas Exploration and Production
         --------------------------------------------------------------

     DENVER - Mar Ventures, Inc. (NASD EBB: MRVI) today announced it successfully completed a private offering of $1.5 million net to the company. Concurrent with the private offering it purchased 100% interest in PYR Energy, LLC, a Denver-based independent oil and gas exploration company, in exchange for 4 million shares of common stock.

     The offering consisted of two million units, sold at a price of $.75 per unit, with each unit consisting of one share of its Common Stock, one-half warrant to purchase one share of its Common Stock at an exercise price of $1.25 per share on or before Oct. 31, 1997, and one-half warrant to purchase one share of its Common Stock on or before January 31, 1998, at an exercise price of $1.75 per share.

     "Our strategy is to generate significant exploration and exploitation opportunities and apply advanced geological and geophysical tools and financial leverage to control the company's exposure and risk," said D. Scott Singdahlsen, president of PYR. "Three-D seismic technology is what we believe will expose the company to large oil and gas reserves to be found in mature basins."

     The management of PYR Energy has assumed the management of Mar Ventures. Plans are underway to seek shareholder approval to change the name of Mar Ventures to PYR Energy Corporation. The management team of PYR includes D. Scott Singdahlsen, president; Robert Suydam, vice president geology; and Richard A. Castle, senior geologist - California. The newly appointed Board of Directors of Mar consists of Singdahlsen; Keith F. Carney, chief financial officer of Cheniere Energy, Inc., a Houston-based exploration company traded on the NASDAQ SmallCap(TM) under the symbol CHEX; and Gregory B. Barnett, president of
Denver-based EnerCOM Incorporated, a firm with emphasis in financial communications for several industries, including oil and gas.

     Mar's primary focus is the exploration for oil and gas in the San Joaquin Basin of California. The firm holds options to earn approximately 22,000 acres in California and expects to spud its first well on this land on or before year-end 1997. The Company expects to acquire new 3-D seismic on approximately 12,000 of these acres by Mar. 31, 1998.

     Additionally, the company is involved in exploration and exploitation projects in the Denver Basin of Colorado and Wyoming's Big Horn Basin. In total, the company believes it has five or more prospects to drill before the end of 1998.

     Based in Denver, Mar Ventures, Inc. uses 3-D seismic to explore for large oil and natural gas accumulations in onshore U.S. The company seeks to use advanced 3-D seismic technologies in regions in which such technologies are absent or underutilized. The company trades under the symbol MRVI on NASD's Electronic Bulletin Board.

                                       ###
                     ---------------------------------------

         Certain statements in this news release regarding future expectations of reserve potential, production and drilling may be regarded as "forward-looking statements" within the meaning of the U.S. Securities Litigation Reform Act. They are subject to various risks, such as the inherent uncertainties in interpreting geologic and engineering data relating to underground accumulations of oil and gas. Actual results may vary materially."

                                       4